Exhibit 1.1

XENIA HOTELS & RESORTS, INC.

COMMON STOCK ($0.01 PAR VALUE PER SHARE)

AMENDMENT NO. 3 TO

EQUITY DISTRIBUTION AGREEMENT

May 21, 2021

AMENDMENT NO. 3 TO EQUITY DISTRIBUTION AGREEMENT

AMENDMENT NO. 3, dated as of May 21, 2021 (the “Amendment No. 3”), by and among Xenia Hotels & Resorts, Inc., a Maryland corporation (the “Company”), XHR LP, a Delaware limited partnership (the “Operating Partnership”), and Wells Fargo Securities, LLC, Robert W. Baird & Co. Incorporated, Jefferies LLC, KeyBanc Capital Markets Inc. and Raymond James & Associates, Inc., as sales agents and/or principals (each, a “Manager” and, collectively, the “Managers”), to that certain Equity Distribution Agreement, dated March 2, 2018, as amended by Amendment No. 1 thereto, dated February 27, 2019, and as further amended by Amendment No. 2 thereto, dated August 19, 2020 (as so amended, the “Agreement”).

W I T N E S S E T H:

WHEREAS, pursuant to the Agreement, the Company has implemented an at-the-market offering program (the “ATM Program”) under which the Company was originally authorized to issue its Common Stock with an aggregate offering price of up to $200,000,000;

WHEREAS, prior to the Effective Date (as defined below), the Company sold Shares under the ATM Program with an aggregate offering price of $137,413,293.62, and Common Stock with an aggregate offering price of up to $62,586,706.38 remained available for issue and sale under the ATM Program;

WHEREAS, each of the Company, the Operating Partnership and the Managers desires to increase the Maximum Amount by $137,413,293.62, from $200,000,000 to $337,413,293.62, with the result that Common Stock with an aggregate offering price of up to $200,000,000 will be available for issue and sale under the ATM Program as of the Effective Date; and

WHEREAS, this Amendment No. 3, effective as of May 21, 2021 (the “Effective Date”), shall constitute an amendment to the Agreement, which shall remain in full force and effect as amended by this Amendment No. 3.

NOW, THEREFORE, in consideration of the mutual agreement to amend the Agreement, the parties hereto, intending legally to be bound, hereby amend and modify the Agreement as of the date hereof as follows:

Section 1.     Definitions.

Unless otherwise specified herein, capitalized terms used herein shall have the respective meanings assigned thereto in the Agreement.

Section 2.     Representation and Warranty.

Each of the Company and the Operating Partnership, jointly and severally, represents and warrants to the Managers that this Amendment No. 3 has been duly authorized, executed and delivered by, and is a valid and binding agreement of, each of the Company and the Operating Partnership.

Section 3.     Amendment of the Agreement.

(a)    On and after the Effective Date, the second sentence of the first paragraph of the Agreement is amended to read as follows:

“The Company proposes to issue and sell to or through the Managers, on the terms set forth in this equity distribution agreement shares of its common stock, $0.01 par value per share, having an aggregate gross sales price of up to $337,413,294 (the “Shares” and, such amount, the “Maximum Amount”), of which $200,000,000 remains available for issue and sale as of May 21, 2021.”

(b)    On and after the Effective Date, the list of significant subsidiaries set forth in Schedule II of the Agreement is amended to read as follows:

“XHR LP

XHR Management, LLC

IA Lodging Napa Solano, L.L.C.

IA Urban Hotels Cambridge, L.L.C.”

(c)    On and after the Effective Date, the references to “Prospectus Supplement” shall refer to the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act on the date hereof, in the form furnished by the Company to the Managers in connection with the offering of the Shares.

Section 4.    Applicable Law. This Amendment No. 3 and any claim, controversy or dispute arising under or related to this Amendment No. 3 shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.

Section 5.    Entire Agreement. The Agreement, as amended by this Amendment No. 3, represents the entire agreement between the Company, the Operating Partnership and each Manager with respect to the preparation of any Registration Statement, Prospectus Supplement or the Prospectus, the conduct of the offering and the sale and distribution of the Shares.

Section 6.    Execution in Counterparts. This Amendment No. 3 may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGES FOLLOW]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Operating Partnership a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Managers, the Company and the Operating Partnership in accordance with its terms.

Very truly yours, XENIA HOTELS & RESORTS, INC.

By:	/s/ Atish Shah
Name: Atish Shah
Title: Executive Vice President, Chief Financial Officer, and Treasurer

XHR LP By: XHR GP, INC., its general partner

By:	/s/ Atish Shah
Name: Atish Shah
Title: Executive Vice President, Chief Financial Officer, and Treasurer

[Signature Page to Amendment No. 3 to the Equity Distribution Agreement]

Confirmed and accepted, as of the date first written above.

WELLS FARGO SECURITIES, LLC

By:	/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Christopher Walter
Name: Christopher Walter
Title: Managing Director

JEFFERIES LLC

By:	/s/ Gregory S. Rinsky
Name: Gregory S. Rinsky
Title: Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Paul Hodermarsky
Name: Paul Hodermarsky
Title: Managing Director, Equity Capital Markets

RAYMOND JAMES & ASSOCIATES, INC.

By:	/s/ Brad Butcher
Name: Brad Butcher
Title: Co-Head of Real Estate Investment Banking

[Signature Page to Amendment No. 3 to the Equity Distribution Agreement]